UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2017

RTI SURGICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2017, RTI Surgical, Inc. (the “Company”), a Delaware corporation, entered into a settlement agreement (the “Agreement”) with Krensavage Partners, LP and certain entities and individuals listed in the Agreement (collectively, “Krensavage”), which collectively own approximately 7% of the outstanding shares of common stock of the Company.

Under the Agreement, the Company, (i) has increased the size of the Company’s board of directors (the “Board”) from nine directors to ten directors; (ii) has appointed Mark D. Stolper, a Krensavage nominee, to the Board; and (iii) will nominate Mr. Stolper to be elected to the Board at the Company’s upcoming annual meeting of stockholders, currently scheduled for May 16, 2017, and at the Company’s annual meeting of stockholders to be held in 2018 (collectively, the “Annual Meetings”). Also under the Agreement, Krensavage has agreed to vote at the Annual Meetings all of its shares in favor of the nominees proposed by the Company. The Agreement also includes, among other provisions, certain standstill commitments made by Krensavage that end at 11:59 p.m. (eastern time) on July 1, 2018.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed with this Form 8-K as Exhibit 10.1, and is incorporated by reference. On March 15, 2017, the Company issued a press release announcing the signing of the Agreement, a copy of which is filed with this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Settlement Agreement, effective March 14, 2017, by and among the Company and Krensavage Partners, LP and certain entities and persons associated with Krensavage Partners, LP.

99.1	Press Release issued by the Company dated March 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: March 15, 2017	By:	/s/ Robert P. Jordheim
	Name:	Robert P. Jordheim
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

RTI Surgical, Inc.

Form 8-K Current Report

Exhibit Number	Description of Document

10.1	Settlement Agreement, effective March 14, 2017, by and among the Company and Krensavage Partners, LP and certain entities and persons associated with Krensavage Partners, LP.

99.1	Press Release issued by the Company dated March 15, 2017.